Exhibit 99.1

MRI Interventions Announces Closing of $13.25 Million Private Placement

IRVINE, CA, May 30, 2017 – MRI Interventions, Inc. (OTCQB: MRIC) today announced the closing on May 26, 2017 of its previously disclosed private placement of equity units, which resulted in gross proceeds of $13.25 million, before deducting placement agents’ fees and estimated offering expenses.

The equity units are composed of an aggregate of 6,625,000 shares of MRI Interventions’ common stock and warrants to purchase 6,625,000 shares of its common stock and were sold at a negotiated price of $2.00 per unit. The exercise price of the warrants is $2.20 per share, with the warrants being exercisable for a five-year period beginning on the original date of issuance.

The proceeds of the offering are expected to be used primarily for working capital and general corporate purposes, which may include expansion of sales and clinical teams commensurate with MRI Interventions’ revenue growth, and for its participation in two recently announced development agreements with Mayo Clinic and Acoustic MedSystems.

Joseph Gunnar & Co., LLC acted as Lead Placement Agent and Brookline Capital Markets, a division of CIM Securities, LLC, acted as Co-Placement Agent for the transaction.

The securities offered and sold by MRI Interventions in the private placement were not registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission or an applicable exemption from such registration requirements. MRI Interventions has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock, including shares of common stock issuable upon exercise of the warrants, to be issued in the private placement. Any resale of MRI Interventions’ securities under such resale registration statement will be made only by means of a prospectus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain.  The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

This press release contains forward-looking statements based upon the Company’s current expectations. Forward-looking statements include, without limitation, all statements relating to the use of proceeds from the private placement transaction as described in this press release. Forward-looking statements are subject to risks and uncertainties, and the Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of such risks and uncertainties. You should not place undue reliance on forward-looking statements, which apply only as of the date of this press release. The Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission on May 9, 2017 contain, under the heading “Risk Factors” a comprehensive description of risks to which the Company is subject. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

Harold A. Hurwitz, CFO, (949) 900-6833